Exhibit 9.3

SECURITIES TRANSFER CORPORATION

CUSTOMER AGREEMENT

This agreement (“Agreement”) is made by and between, CWS Investments Inc., a Corporation organized under the laws of Virginia (the “Issuer”) and Securities Transfer Corporation, a Texas company (“the Company”), effective 4/17/23, 2023.

RECITALS

WHEREAS, the Issuer desires to implement a more efficient document management platform for its suscribers and investors, through electronic access and completion of relevant subscription documents, for its offering sold under Regulation D____ ; Regulation A X, SEC File No. 024-11857 ; Registered Offering ____, SEC File No._______________;

WHEREAS, the Company provides its customers access to an electronic plaform, known as “Fund Realize”, for the purpose of facilitating investor onboarding, document completion and document management, thereby shortening the timeframe for investment completion; and

WHEREAS, Issuer desires to retain the Company and the Company desires to provide investor onboarding and document management services for Issuer’s subscribers through access to the Company’s electronic platform as specifically described and provided for in this Agreement (the “Services”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

TERMS AND CONDITIONS

I.	Services. The Services listed below will be provided or made available by the Company under this Agreement:

a.	The Company will provide investor onboarding process through its electronic platform “Fund Realize”, permitting:

i.	conversion of all Issuer’s subscription documents into dynamic and interactive smart forms,

ii.	electronic subscription completion,

iii.	document review and processing, and

iv.	electronic execution of documents by all required parties.

b.	The Company will enable fast mapping of subscription documents through its “Fund Realize” platorm, as follows:

i.	mapping subscription documents within 5 business days of receipt of documents from Issuer, and

ii.	provide investors with access to offerings within a week of the Company’s receipt of Issuer’s document.

c.	The Company will grant unlimited 24-hour access to the Fund Realize electronic platform, in order to:

i.	permit Issuer’s designees, including subscribers, financial advisors and other designated investment professionals, access to Issuer’s subscription agreements, applicable investor accreditation documents and questionnaires, Issuer’s investment disclosure documents, performance reports, and other relevant investor documents;

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ii.	permit simultaneous collaboration between between investors and their financial advisors throughout the subscription process for completion of forms;

iii.	minimize errors in document completion and help ensure accurate documentation; and

iv.	improve investment speed by reducing time in completion of documents.

d.	The Company’s “paperless” process provided through Fund Realize, eliminates the need to print and mail any physical documents thereby allowing Issuers to provide reports and statements to investors, sponsors and financial advisors at no additional cost to the Issuer;

e.	Provide real-time document tracking by permitting issuers, sponsors, managing brokers and financial advisors access to the related subscription documents, and allowing them to collaborate simultaneously and track the status of documents at any time.

f.	Secure Process, as follows:

i.	Subscription documents are listed and are only accessible to participating parties;

ii.	Data encryption at rest and end to end cryptographic hashing of documents;

iii.	Digital signature by private keys encrypting the hash of the authenticated documents; and

iv.	Provides anti-tampering assurance to safeguard immutability of original documents.

g.	Electronic document storage, eliminating cost of physical document storage;

The Company may make enhancements or non-material changes to the above-listed Services, or make available new Services from time to time. In the event of a material change in Service, the Company will provide 30 calendar days or more prior written notice.

II.	Fees/ Compensation to the Company.

The Company shall be compensated for the Services rendered as specified in Appendix A hereto.

III.	Reliance on Documents, Information, Data, or Instructions Provided to the Company.

a.	The Company (including its officers, employees or agents engaged in performing the Services and the Company’s affiliates) is authorized to rely and act upon documents, information, data, instructions, and/or directions timely provided and received by the Company that the Company reasonably believes to be given by authorized individuals of the Issuer or by the subscribers/investors, or their financial advisors, as applicable. The Company will consider all such information to have been reviewed and certified as correct by the applicable parties. If the documents or data supplied by the Issuer proves to be incorrect and new documents need to be mapped into the system, Issuer will pay the Company for the costs associated with the correction based upon the Company’s hourly rate for ancillary services which shall be specified in Appendix A.

b.	To the extent that the Company in the course of the provision of Services under this Agreement discovers a material error in the documents, information, data, or instructions received, the Company shall take such action as is reasonable under the circumstances to inform the Issuer of such material error; provided, however, the Company shall have no obligation to review any documents, information, data, instructions or directions in order to determine whether a material error exists and shall have no liability with respect thereto.

c.	For purposes of communications between Issuer and the Company, the persons listed on Appendix B are authorized persons to give instructions, data or other documents or information on behalf of the Company.

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IV.	Participant Access and Instructions

a.	Access to the Fund Realize interactive platform (including the Company’s web site, mobile application, or interactive voice response system, if any of these features become available in the future) and service representatives require Issuers, subscribers and financial advisors (“Participants”) to provide account identifier, passwords and/or other personal identification information for security purposes. The Company will rely on the workplace email addresses or an alternate email address provided by the Issuer or Participant respectively to communicate the availability of Participant electronic communications. The Company will otherwise allow access to Participant account data only by authorized persons identified by the Issuer.

b.	The digital channels generally allow Participant access to the Company’s Fund Realize platform 24 hours per day, 7 days a week, excluding times for upgrades or for other routine maintenance. Notwithstanding the foregoing, access to the digital channels may be limited during periods of peak demand. All interactions with service representatives may be recorded, and Issuer hereby consents to such recordings on behalf of its Participants.

c.	The Company is permitted to share Participant information only with Issuers and their respective agents and administrators as well as with any of the Company’s affiliates or third parties that have been contractually engaged by the Issuer to render other services such transfer agent services. This provision shall supersede any confidentiality provision of this Agreement, to the extent that such confidentiality provision would preclude the sharing of information under this provision

V.	CONFIDENTIALITY OF DATA.

The Company and Issuer each agree that all confidential information (“Confidential Information”), including, but not limited to, information and data about Participants, individually and in the aggregate (such confidential information referred to as “Participant Information”), communicated to each other during the term of the Agreement shall be received in strict confidence, shall be used only for the purposes of the Agreement, and no such Confidential Information shall be disclosed to third parties by the receiving party without the prior written consent of the disclosing party; provided, however, that the foregoing shall not preclude such disclosure of Confidential Information by the Company where (i) expressly provided in the Agreement, (ii) such disclosure is customary or appropriate in the provision of Services by the Company under the Agreement or (iii) the Company may be directed in advance by Issuer. If in the course of providing Services contemplated under this Agreement the Company collects Participant data on behalf of itself or third-party service providers, the Company shall be permitted to retain access to such data and provide such data to such third-party service providers. In addition, each party agrees to take all reasonable precautions to prevent the disclosure to third parties of such Confidential Information, except as may be reasonably necessary to comply with applicable law, legal subpoena, summons or other lawful process, accounting or other regulatory requirements. The obligation to treat Confidential Information as confidential shall not apply to information that:

a.	was in the public domain, other than by any material breach of the Agreement;

b.	was already rightfully known by the receiving party prior to being disclosed by or obtained from the disclosing party;

c.	was independently developed or obtained by the receiving party outside the scope of any agreement with the disclosing party; or

d.	was obtained legally from a third party and without violation of such third party’s confidentiality obligations to the owner of the Confidential Information.

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The receiving party will notify the disclosing party within a reasonable time frame of any breach of the confidentiality obligations set forth above, and will cooperate with the disclosing party to protect all proprietary rights in and ownership of its Confidential Information. This Section shall survive the expiration or termination of the Agreement and continue as follows: (i) for Participant Information, so long as the receiving party is in possession of such information; and (ii) for Confidential Information (excluding Participant Information), for five (5) years.

The Company agrees that it will not sell, release, or disseminate any investor information to any third party without the explicit consent of the Issuer. In case of any request or demand for the inspection of such securities books, Company will obtain prior approval from the Issuer and secure instructions as to permitting or refusing such inspection. In the event that Company receives a subpoena, regulatory or other request, it may in its sole discretion, notify the Issuer and will, in its sole discretion, respond to such subpoena, regulatory or other request having the force of law. The Issuer understands and agrees that there may be certain instances where Company is prohibited from notifying the Issuer of such request. Company reserves the right however, to exhibit the securities books to any person if it is advised by its counsel that it may be held liable for the failure to exhibit the securities books to such person.

VI.	Security

a.	The Company will maintain an adequate level of data security controls, including, but not limited to, logical access controls including user sign-on identification and authentication, data access controls (e.g., password protection of applications, data files and libraries), accountability tracking, anti-virus software, secured printers, restricted download to disk capability, and provision for system backup.

b.	The Company will take reasonable measures to secure and defend its location and equipment against “hackers” and others who may seek, without authorization, to modify or access the Fund Realize systems or the information found therein without the consent of the Company or Issuer. The Company will periodically test its systems for potential areas where security could be breached. The Company will promptly notify Issuer (unless instructed by law enforcement or other similar entity or agency not to disclose such information) when it becomes (i) aware of an incident that results in unauthorized access to or disclosure of Confidential Information and (ii) obligated to give legal notification of any such incident that may have compromised the security of the Confidential Information. The Company will use diligent efforts to remedy unauthorized access or disclosure in a timely manner.

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VII.	Certain Representations and Warranties of the Issuer. Issuer hereby represents and warrants to the Company as follows:

a.	Issuer is in compliance with all laws and regulations of the Securities Act of 1933, as amended (the “Securities Act”) and all applicable state securities laws and regulations, including satisfying all qualification requirements to avail itself of any applicable exemptions from registration of the securities being offered to investors or subscribers by the Issuer.

b.	Issuer has taken all actions required under the corporate, limited liability company or partnership laws, as the case may be, of the Issuer’s jurisdiction of formation in order to authorize and issue the securities being offered to subscribers using the Company’s Fund Realize platform.

c.	Any prospectus, private placement memorandum or offering circular prepared by the Issuer and made accessible to investors via the Fund Realize platform shall be true and accurate in all material respects and shall not omit any information that would be material to a potential investor’s decision to subscribe to the Issuer’s securities.

VIII.	Limitation of Liability and Indemnification

a.	The Company’s obligations under this Agreement, as amended, shall be limited to providing the Services during the term hereof, [until the Issuer closes subscriptions to a particular Fund or Offering.] [Each separate offering or fund by an Issuer will be subject to a separate Agreement.]

b.	Issuer agrees to indemnify, hold harmless and defend the Company and its officers, directors, employees, agents, representatives and affiliates, and their respective successors and assigns (collectively “the Company Parties”), from and against any and all actions, suits, proceedings, claims, demands, investigations, liabilities, damages, penalties, fines, judgments, settlements, costs and expenses (including, without limitation, any reasonable attorneys’ and experts’ fees and expenses) (hereinafter referred to as “Loss”) arising out of or relating to any failure to provide correct documentation, or any breach of the Issuer’s responsibilities under this Agreement. The Company agrees to indemnify, hold harmless and defend the Issuer and its officers, directors, employees, agents, representatives and affiliates, and their respective successors and assigns, from and against any and all Loss arising out of or relating to any breach of the Company’s responsibilities under this Agreement that are found to constitute negligence or willful misconduct and such breach is not caused by or related to the action or failure to act of any other party. No party shall be entitled to any form of equitable or implied indemnification at any time unless otherwise expressly set forth in this Agreement.

c.	In addition to the above, the Issuer agrees to indemnify, hold harmless and defend the Company Parties from and against, and the Company Parties will not have liability or responsibility for, any and all Loss, including but not limited to, Loss arising out of or relating to:

i.	any acts or omissions of Issuer or other Participants;

ii.	the Company’s reliance on documents, information, data, or directions provided by any Participant or third-party advice or service provider (not engaged by the Company), whether or not incorrect, incomplete, or transmitted in an improper format; and

iii.	a matter, cause or event over which the Company does not have direct control; or

iv.	any breach of this Agreement by the Issuer of its obligations hereunder, resulting in indirect, general, special or consequential damages incurred by the Issuer or any Participant.

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Notwithstanding anything to the contrary within this Agreement, this Section 8 (Limitation of Liability and Indemnification), as well as Section VI, shall survive the termination or expiration (for any reason) of this Agreement and remain in full force and effect.

IX.	Force Majeure.

Neither party shall be considered to be in breach of this Agreement and neither party shall be responsible for any failure or delay in performance of its non-monetary obligations under this Agreement due to, without limitation, acts of God, natural disasters, epidemics, acts of law including governmental bodies acting pursuant to law, acts of a public enemy, wars, insurrections, terrorism, riots, lightning, fires, floods, storms, civil disturbances, explosions, broad failures of the internet, telecommunications failures, or any other causes beyond the reasonable control of the party claiming inability to perform and which such party could not have prevented by reasonable precautions or could not have remedied by the exercise of reasonable efforts (“Force Majeure”). Notwithstanding the foregoing, lack of financing or general economic and/or market conditions do not constitute a Force Majeure Event. The party affected by the Force Majeure: (i) shall give written notice of the delay or failure to the other party as soon as reasonably practicable, (ii) shall use reasonable efforts to remove or mitigate the Force Majeure, and (iii) shall not be considered in breach of this Agreement during the duration of the Force Majeure event to the extent that the Force Majeure event prevents or delays such performance.

X.	Materials in Communications

a.	In connection with the Agreement, Issuer may provide the Company with certain photographs, images, text, materials, logos, trademarks, and other content (collectively, the “Materials”) to be included in documents accessible to Participants and investors. The Issuer grants the Company a non-exclusive, royalty-free license during the term of the Agreement to include the Materials on the Fund Realize platform. The Company reserves the right to not use or post Materials received from the Issuer or any agent of the Issuer. In the event of such refusal, the CompanyY shall notify the Issuer. Issuer acknowledges that the Company shall have no obligation to review or determine the accuracy, completeness, appropriateness or ownership of Materials submitted by the Issuer or its agent to the Company.

b.	Issuer represents and warrants it has obtained all rights, permissions, licenses, and consents necessary to grant the license provided in the Materials License paragraph above. Issuer will defend, indemnify, and hold harmless the Company and its directors, officers, agents, employees, members, subsidiaries, franchisees, and successors in interest against any damages, losses, liabilities, settlements and expenses (including without limitation costs and reasonable attorneys’ fees) in connection with any threatened or actual claim, proceeding, demand, judgment, or action that arises from the Issuer’s breach of the foregoing warranty.

c.	The Company grants Issuer a non-exclusive, royalty-free limited license during the term of the Agreement to include the Company’s name, logo and the term “Fund Realize” in the Issuer’s communications with its potential investors or subscribers when identifying how subscribers may access the Issuer’s subscription documentation. Notwithstanding such license, the Company retains the right to review and approve prior to use any materials that the Issuer develops for dissemination to Participants that contain the Company’s name, or the name of any of its affiliates.

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XI.	Term and Termination of the Agreement

This Agreement will continue in effect for a term of one year and will renew automatically each year following the Agreement’s Effective Date, unless terminated on the earlier of: (i) at any time, with or without cause, by either party upon giving the other party sixty (60) calendar days written notice at the address listed under the Notice section of this Agreement below, (ii) the date when the Issuer closes subscriptions to its fund or offering, or (iii) at any time upon mutual and written agreement of the parties. Upon receipt of notice that the Issuer desires to terminate this Agreement, the Company will cooperate with the Issuer to accomplish the termination of this Agreement and the transfer of electronic records by the termination date designated by the Issuer.

XII.	Amendment.

This Agreement may only be amended in a writing signed by both parties. In addition, the Company may propose an amendment to the Terms and Conditions of this Agreement by providing at least 60 days written notice of the amendment to the Issuer. The Issuer shall be deemed to have provided its consent to the change unless it affirmatively objects to the proposed amendment in a writing delivered to the Company prior to the expiration of such notice period. Issuer and the Company shall negotiate a resolution of the proposed amendment in good faith if the Issuer objects. Notwithstanding the foregoing, if the Issuer objects to the proposed amendment, either party may terminate this Agreement upon 60 days written notice to the other party, it being understood that the parties may, if appropriate, continue to negotiate the proposed amendment during such 60-day period.

XIII.	Waiver/Severability.

Any waiver, in whole or in part of any provision of this Agreement will not be considered to be a waiver of any other provision. If any term of this Agreement is found to be unenforceable or invalid for any reason, all other terms will remain in full force and effect.

XIV.	Successors and Assigns.

This Agreement inures to the benefit (and obligation) of the parties and, if assignment is agreed to, their successors. For purposes of this paragraph, the Company includes the Company and its affiliates. Notwithstanding the foregoing, the Company may assign its rights, powers and obligations under this Agreement without consent of the other party, the execution of any instrument, or performance of any further act, to any corporation or other business entity (i) into which the Company is merged or consolidated; (ii) resulting from any merger, consolidation, or reorganization to which the Company is a party, or (iii) to which all or substantially all of the Company’s business is transferred.

XV.	Dispute Resolution

Any dispute under this Agreement between the Company and the Issuer will be resolved by submitting the issue to a member of the American Arbitration Association (“AAA”) who is mutually selected by the Issuer and the Company. If the Issuer and the Company cannot agree on such a choice, each will nominate a member of the American Arbitration Association, and the two nominees will then select an arbitrator. Arbitration proceedings shall occur in a location in accordance with the arbitration rules of AAA. Expenses of the arbitration will be shared equally by the Parties. Arbitration hearings shall be conducted virtually. The arbitrator shall apply Florida law and shall have all powers provided by applicable law and this Agreement. Those powers will include all legal and equitable remedies, including, without limitation, money damages, declaratory relief, and injunctive relief. The arbitrator shall render a written decision that includes findings of fact and conclusions of law. Judgment upon the award issued by the arbitrator may be entered in any court of competent jurisdiction. Under no circumstances shall any claim relating to or arising out of this Agreement be arbitrated as part of a class action.

ISSUER AGREES THE FOLLOWING RIGHTS ARE WAIVED: (A) THE RIGHT TO HAVE A JURY TRIAL; (B) THE RIGHT TO ENGAGE IN PREARBITRATION DISCOVERY EXCEPT AS PROVIDED IN THE APPLICABLE RULES; (C) THE RIGHT TO PARTICIPATE AS A REPRESENTATIVE OR MEMBER OF ANY CLASS OF CLAIMANTS PERTAINING TO ANY CLAIM SUBJECT TO ARBITRATION. ISSUER AGREES: (A) THE ARBITRATOR’S DECISION WILL BE FINAL AND BINDING WITH LIMITED RIGHTS OF APPEAL; (B) THIS ARBITRATION CLAUSE SUPERSEDES ANY PRIOR ALTERNATIVE DISPUTE RESOLUTION AND/OR ARBITRATION AGREEMENT THAT MAY EXIST, AND; (C) IF ANY PROVISION OF THIS AGREMENT IS HELD TO BE INVALID, THE INVALID PROVISION SHALL NOT AFFECT THE ENFORCEMENT OF ANY OTHER PROVISION OF THIS AGREEMENT.

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In the event that any party to this Agreement institutes any arbitration or other proceeding against the other Party, arising out of or relating to this Agreement, the prevailing party in the arbitration or other proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the proceeding, including reasonable attorneys’ fees, expenses, and arbitration and court costs. For avoidance of doubt, this provision encompasses arbitration, court actions, court proceedings to confirm or set aside arbitration awards, and any related appeals.

XVI.	Limitation of Liability.

THE COMPANY, ITS AFFILIATES, THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, SUCCESSORS, AND ASSIGNS (THE “COMPANY PARTIES”) SHALL NOT BE LIABLE (JOINTLY OR SEVERALLY) TO ISSUER, ITS AFFILIATES, OR PARTICIPANTS, INCLUDING CUSTOMER USERS, END USERS, OR ANY OF THEIR RESPECTIVE EMPLOYEES, FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST DATA, LOST SAVINGS OR LOST REVENUES (COLLECTIVELY “EXCLUDED DAMAGES”), WHETHER OR NOT CHARACTERIZED IN NEGLIGENCE, TORT, CONTRACT, OR OTHER THEORY OF LIABILITY, EVEN IF ANY OF THE COMPANY PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF OR COULD HAVE FORESEEN ANY OF THE EXCLUDED DAMAGES. IN NO EVENT SHALL THE LIABILITY OF THE COMPANY PARTIES TO ISSUER, ITS AFFILIATES, CUSTOMER USERS, END USERS, OR ANY OF THEIR RESPECTIVE EMPLOYEES, WHETHER ARISING OUT OF ANY CLAIM RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, EXCEED THE AGGREGATE AMOUNT PAID BY ISSUER TO THE COMPANY HEREUNDER IN THE TWELVE MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

Applicable Law; Venue.

The interpretation and enforcement of this Agreement shall be governed by and construed under the laws of the State of Florida (without reference to its conflicts of law rules). Any claims shall be brought in Hillsborough County, Florida. Issuer agrees that Florida arbitration panels and courts have personal jurisdiction over Issuer in any arbitration or court proceeding arising out of or relating to this Agreement.

XVII.	No Third-Party Beneficiaries.

This Agreement does not confer any benefits on any third party, unless otherwise expressly provided.

XVIII.	Contractor Relationship.

The parties are independent contractors with respect to each other, and neither shall be deemed an employee, agent, partner, or legal representative of the other for any purpose or shall have any authority to create any obligation on behalf of the other.

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XIX.	Notices.

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by: certified mail, overnight delivery with tracking, or email acknowledged by the recipient, addressed as follows:

If to THE COMPANY:	Securities Transfer Corporation
2901 N. Dallas Parkway, Suite 380
Plano, TX 75093

If to Issuer:	CWS Investments Inc
5242 Port Royal Rd #1785
Springfield, VA 22151

With a copy to:	Law office of Brian T. Gallagher Esq
1906 Towne Center Blvd Ste 275
Annapolis, MD 21401

If any party gives written notice of a change in address, thereafter notice to that party shall be given to the new address.

XX.	Entire Agreement

This Agreement (including its Appendices) contains the entire understanding between the parties and supersedes any prior or contemporaneous written or oral agreement between them. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Agreement that are not fully expressed herein. The parties agree that the Company, its officers, employees and affiliates will not furnish any legal, tax or accounting advice in fulfilling its duties under this Agreement.

XXI.	Execution in Counterparts.

This Agreement will become effective and binding upon the parties as the Effective Date at such time as all the signatories hereto have signed a counterpart of this Agreement.

Intentionally left blank/Signatures on the Following Page

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IN WITNESS WHEREOF the Parties have entered into this Agreement on the day and year first above written. The parties signing below hereby acknowledge and represent that they each have the powers and authority to enter into this Agreement.

Securities Transfer Corporation

By:	/s/ Chris Dobbins
Its:	President & CEO
Date:	4/17/2023

“CWS Investments Inc”

/s/ Christopher Seveney

By:	Christopher Seveney
Its:	CEO
Date:	4/14/2023

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Appendix	Effective Date
☒ Appendix A: Fees)	06/07/2022
☒ Appendix B: Signature of Authorized Person(s	06/07/2022

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Appendix A: Fees

General Fee Provisions

Fees for the Company’s Services are initially determined based upon the Services outlined in the Agreement and upon the assumption that the Services required by Issuer are the Company’s standard Services], along with other assumptions that may include, but are not limited to: the number of Participants, number of offerings/investments, amount of assets, and authorization of access to the Fund Direct platform.

In the event that any of the assumptions upon which the fees were based prove to be in error or change, the Company may adjust its fees in an appropriate manner after a review and agreement with the Issuer. If additional or ancillary services are requested, the Company may charge an additional fee after notifying the Issuer of such fee. Following the initial Term, the Company may modify fees thereafter at any time by notifying the Issuer in writing at least sixty (60) days prior to the effective date of the modification.

Payment of Fees

All the Company invoices are due within thirty (30) calendar days of the mailing of the Company quarterly invoice (“billing date”). [If payment is not received by the Company within sixty calendar (60) days of billing date, the Issuer authorizes the Company, to the extent permitted by law, to deduct such unpaid fees from the Escrow fund with Participant subscription funds.] Any fees invoiced or to be charged hereunder shall be pro-rated for the number of days in a [quarter] if the Agreement is terminated by prior to the end of any annual term.

FUND REALIZE SERVICES

Initial Set-Up and Mapping of Documents
●	Standard Process and Design (includes standard logo and color design, mapping of subscription documents, cloud storage set-up and creation of onboarding weblinks).	$4000.00
●	Special (Non-standard or complex subscription document mapping, specific and personalized design layout and programing, 3rd-party CRM connections, etc.)	$1500.00 (only if needed)
●	Online Payment Process Set-up (not using STC preferred bank/trust companies)	Call for Quote (only if needed)

Document Offering & Web Hosting Services (includes document cloud storage service and online reports)		$150 per month

Subscription Processing
●	Investor Subscriptions	$30 per submitted subscription
●	Accreditation Review, if needed	$15 per review

Technical Support and Investor Inquiries (Fund Realize specific technical issues are always addressed at no cost)
●	Unlimited Support	$200 monthly
Or,
●	Per Contact	Call for Quote

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Appendix B: Signatures of Authorized Person(s)

Authorized Person(s):

The Company is authorized to act on written or electronic instructions as authorized by any of the individuals listed in this Appendix to this Agreement (“Authorized Person(s)”). The Authorized Person(s) may execute documents on behalf of the Issuer. The Authorized Person(s) may only be changed by the Issuer at any time by amending this Appendix.

Include at least two persons:

SIGNED:	/s/ Chris Seveney	CEO
	Name	Title

	Chris Seveney	4/14/2023
	Print Name	Date

SIGNED:	/s/ Lauren Wells	Chief Strategy Officer
	Name	Title

	Lauren Wells	4/14/2023
	Print Name	Date

SIGNED:
	Name	Title

	Print Name	Date

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